EXHIBIT 99.1

WestRock Prices $1.0 Billion of Senior Notes

NORCROSS, Ga., Aug. 21, 2017 (GLOBE NEWSWIRE) -- WestRock Company (NYSE:WRK) today announced that it has priced $500 million aggregate principal amount of 3.00% senior notes due 2024 and $500 million aggregate principal amount of 3.375% senior notes due 2027.  The notes will be guaranteed by certain WestRock subsidiaries.

WestRock intends to use the net proceeds of the offering to repay approximately $990 million of indebtedness. The offering is expected to close on August 24, 2017, subject to satisfaction of customary closing conditions.

The notes and the guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction.  As a result, the notes may not be offered or sold within the United States to or for the account or benefit of any U.S. person unless the offer or sale would qualify for a registration exemption under the Securities Act and applicable state securities laws. Accordingly, the notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act.

This press release will not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the notes or the guarantees in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements that are based on management’s current views and assumptions and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning.  Forward-looking statements include statements such as that (i) WestRock intends to use the net proceeds of the offering to repay approximately $990 million of indebtedness and (ii) the offering is expected to close on August 24, 2017. Factors that may affect actual results include, but are not limited to, economic, competitive and market conditions generally, volumes and price levels of purchases by customers; and competitive conditions in WestRock’s businesses and possible adverse actions of their customers, competitors and suppliers.  Please refer to the cautionary statements set forth in Item 1A of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2016 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2016, March 31, 2017 and June 30, 2017. WestRock undertakes no duty to update forward-looking statements.

About WestRock
WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 45,000 team members support customers around the world from more than 300 operating and business locations spanning North America, South America, Europe, Australia and Asia. Learn more at www.westrock.com.

CONTACT:

WestRock

Investors:
Matt Tractenberg, 470-328-6327
Vice President, Head of Investor Relations
matt.tractenberg@westrock.com

John Stakel, 678-291-7901
Senior Vice President - Treasurer
john.stakel@westrock.com

Media:
John Pensec, 470-328-6305
Director, Corporate Communications
john.pensec@westrock.com